EXHIBIT 99.1

March 4, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

The Backbone of Our Nation’s Economy

A February 11, 2025 editorial in HousingWire titled The Crucial Role of Community Lending in Our Nation’s Economy correctly states that “community lenders are the backbone of our nation’s economy.”  Its authors certainly know this to be true.  All three are former members of Congress who served on the House Financial Services Committee and currently serve as an Independent Director on the Board of a Federal Home Loan Bank: Lynn Jenkins, of the FHLBank of Topeka; Steven E. Stivers, of the FHLBank of Cincinnati; and our own Carolyn B. Maloney, who has served on the FHLBNY’s Board since last year.

The co-authors share that they “have seen how the access to credit that community lenders provide to individuals and local businesses, fosters economic growth, supports job creation, drives stability, and strengthens the broader economy.”  They also note that “the availability of funding at the local level is the driving force in building stronger communities.”

Ensuring the availability of this funding at the local level is central to the FHLBank’s mission and purpose – a fact Directors Maloney, Jenkins and Stivers know well given that it was Congress that created the FHLBank System in 1932 and it is Congress that has repeatedly reaffirmed this mission and purpose in the decades since.  In their piece, they recognize that “as key partners for their financial institution members across the country, the FHLBanks stand as a foundational source of liquidity for the financial system, powering economic growth, market stability, and housing affordability.”

Indeed, the FHLBanks operate at the center of our mission, our members and the market.  The certainty of our access to the capital markets provides that source of reliable funding to our members, which in turn flows into the communities we all serve.  This is the mission of the FHLBanks, and executing on this mission in partnership with our members and housing partners, and always in a safe and sound manner, builds stronger communities and facilitates financial stability throughout our District and across the nation.

FHLBNY Announces Results for 2024

Our financial performance both reflects and supports our ability to deliver on our mission.  On February 20, we announced our results for 2024, which tracked closely to our record performance in 2023.  Our continued focus on meeting the needs of our members and community partners resulted in our second-highest annual income – of $738.5 million – and a record $130 million in combined statutory and voluntary contributions to our housing and economic development programs and products.  Member borrowings remained strong throughout 2024, and we were consistently there to meet these funding needs, closing the year with $105.8 billion in advances.

The FHLBank System had a very strong year, with $6.4 billion in net income across the 11 FHLBanks. In addition, the FHLBank System had a collective $737 billion in advances outstanding at December 31, 2024, that supported community investment across the country.  This liquidity facilitated broad impact in local housing and economic development.  The FHLBanks also made more direct and targeted efforts to support affordable housing and community investment, and in 2024 the FHLBanks set aside $1.2 billion to support these targeted initiatives.

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FHLBNY Opens Record Grant Rounds

As we move into 2025, we remained focused on being a consistent and reliable funding source for our housing partners.  On February 10, 2025, we opened the 2025 Affordable Housing Program General Fund Round with a record amount of available funding.  A total of $86.6 million in grants are available in this year’s Round, which closes March 21, 2025.  That same day, we also launched the 2025 Round of our Homebuyer Dream Program® (“HDP®”), Homebuyer Dream Program® Plus (“HDP® Plus”), Homebuyer Dream Program® Wealth Builder (“HDP® Wealth Builder”), with a record $38 million available across our suite of HDP programs.  With that record funding level comes record participation, with 113 members participating across our three first-time homebuyer programs to make it possible for low- to middle-income households to own a home.  And as we continue to move through 2025, the FHLBNY will deploy more funding for housing and economic development initiatives through a wide variety of channels.

Housing Finance Focus

Our keen focus on supporting housing finance through the delivery of our funding extends beyond executing on our foundational liquidity mission and the consistent availability of our housing grant programs.  For example, our Mortgage Asset Program provides a secondary market outlet for members to fund mortgages and strengthen their mortgage loan product offerings.  In 2024, we delivered a record year for MAP, with annual loan volume of approximately $350 million.  Member participation in MAP was also at record levels last year, with the FHLBNY purchasing more than 1,000 loans from 31 participating institutions.

The Crucial Role

Every day, community lenders play that crucial role in the lives of customers, neighbors and small business owners across our country that Directors Maloney, Jenkins and Stivers referenced in their piece.  The FHLBanks have been tasked with supporting our members’ ability to play this crucial role through the availability of our funding.  Ours is a vital mission, and as our consistent performance reflects, we continue to execute on this mission well, to the benefit of both local housing and economic growth and broad financial stability.  The FHLBNY remains focused on our mission, and on ensuring that the FHLBanks remain well-positioned to meet the needs of our members, communities and the overall financial system in all the years ahead.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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